SCHEDULE 14A INFORMATION

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DUCOMMUN INCORPORATED

23301 Wilmington Avenue

Carson, California 90745-6209

(310) 513-7200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 3, 2017

To the Shareholders of

Ducommun Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders of Ducommun Incorporated, a Delaware corporation (the “Corporation”), will be held at the Hyatt Regency Hotel, 200 S. Pine Avenue, Long Beach, CA 90802, on Wednesday, May 3, 2017, at 9:00 A.M., Pacific Time, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

1. To elect three directors to serve for three-year terms ending in 2020;

2. To vote, on an advisory basis, to approve named executive officer compensation;

3. To vote, on an advisory basis, on the frequency of future advisory votes on named executive officer compensation;

4. To ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the Corporation’s year ending December 31, 2017; and

5. To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

March 13, 2017 has been established as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. All shareholders are cordially invited to attend the meeting in person.

To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible. This will not prevent you from voting in person by completing a ballot at the meeting should you so desire, but will help to secure a quorum and will avoid added solicitation costs. Directions to the Annual Meeting of Shareholders may be obtained by calling the telephone number listed above.

By Order of the Board of Directors

Amy M. Paul

Secretary

Carson, California

March 30, 2017

DUCOMMUN INCORPORATED

23301 Wilmington Avenue

Carson, California 90745-6209

(310) 513-7200

PROXY STATEMENT

This Proxy Statement and the 2016 Annual Report to Shareholders are being mailed on or about March 30, 2017 to shareholders of Ducommun Incorporated (the “Corporation”) who are such of record on March 13, 2017, in connection with the solicitation of proxies for use at the Corporation’s Annual Meeting of Shareholders to be held at 9:00 A.M., Pacific Time, on May 3, 2017, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The accompanying proxy is solicited by the Board of Directors (the “Board”) of the Corporation. Solicitation will be made by mail, interview, telephone, facsimile and internet. D. F. King & Co., Inc. has been retained to assist in the solicitation of proxies for which it will be paid a fee of $6,500 plus reimbursement of out-of-pocket expenses. Brokers, nominees, banks and other custodians will be reimbursed for their costs incurred in forwarding solicitation material to beneficial owners. All expenses incident to the proxy solicitation will be paid by the Corporation.

Proxies in the accompanying form will be voted in accordance with the instructions given therein. If the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, but no instructions are given, the proxies will be voted for the election as directors of the Corporation nominees, for approval of the advisory resolution on executive compensation, for ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2017, and in their discretion on such other business as may properly come before the meeting. If no instructions are given with respect to the future advisory vote on the frequency of future advisory votes on named executive compensation, those proxies will be treated as abstaining from that vote. Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The close of business on March 13, 2017 has been fixed as the record date (the “Record Date”) for the determination of holders of shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, the Corporation had outstanding 11,200,659 shares (excluding treasury shares) of Common Stock, $.01 par value per share (the “Common Stock”). In the election of directors, holders of Common Stock have cumulative voting rights. Cumulative voting rights entitle a shareholder to a number of votes equal to the number of directors to be elected multiplied by the number of shares held. The votes so determined may be cast for one candidate or distributed among one or more candidates. Votes may not be cast, however, for a greater number of candidates than the number of nominees named herein. On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been obtained. In the election of directors, abstentions and broker non-votes will not be counted. On all other matters, abstentions will be counted, but broker non-votes will not be counted, for purposes of determining whether a proposal has been approved.

In the election of directors, the candidates receiving the highest number of votes will be elected to fill the vacancies on the Board of Directors. The ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2017 requires approval by the affirmative vote of a majority of the votes cast.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 3, 2017.

This Proxy Statement and the 2016 Annual Report to Shareholders are available at www.edocumentview.com/dco.

ITEM 1: ELECTION OF DIRECTORS

Three directors (out of a total of eight) are to be elected at the forthcoming Annual Meeting to serve for three-year terms ending at the Annual Meeting in 2020 and thereafter until their successors are elected and qualified. The nominees for such positions are Richard A. Baldridge, Stephen G. Oswald, and Robert D. Paulson. In the absence of a contrary direction, proxies in the accompanying form will be voted for the election of the foregoing nominees. Management does not contemplate that any of the nominees will be unable to serve as a director, but if that should occur the person designated in the proxies will cast votes for other persons in accordance with their best judgment. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may vote for less than all of the nominees and in their discretion may cumulate votes. Should any of the directors whose terms continue past the 2017 Annual Meeting cease to serve as directors prior to the Annual Meeting, the authorized number of directors will be reduced accordingly. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR MESSRS. BALDRIDGE, OSWALD, AND PAULSON.

Directors’ Qualifications

The Board of Directors believes that the Board of Directors, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Corporation’s business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board of Directors and its Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Corporation’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria, which are set forth in the Corporation’s Corporate Governance Guidelines, include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of potential conflicts with the Corporation’s interests. In addition, the Corporate Governance and Nominating Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Corporation’s current situation and strategic plans. While the Corporate Governance and Nominating Committee does not have an explicit policy with respect to diversity, it carefully considers the Board’s diversity of qualifications in terms of industry experience, functional skills, age, governance service on other boards, prior work experience, educational background, and other important considerations. The Corporate Governance and Nominating Committee believes that it is important that Board of Director members represent diverse viewpoints and perspectives in their application of judgment to company matters.

In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Corporate Governance and Nominating Committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience.

The following information is furnished as of March 13, 2017, with respect to the persons who are nominees for election to the Board of Directors, as well as for the other five directors of the Corporation whose terms of office will continue after the 2017 Annual Meeting.

Anthony J. Reardon	Age 66	Director Since 2010	Term Expires 2018
Chairman of the Board

Mr. Reardon has been Chairman of the Board since 2012. Mr. Reardon was Chief Executive Officer from 2010 until January 23, 2017, President from 2008 to 2013 and 2016 to 2017, President of Ducommun AeroStructures, Inc. from 2002 to 2007, and Senior Vice President Business Management of Ducommun AeroStructures, Inc. from 2001 to 2002. As the former Chief Executive Officer of the Corporation, Mr. Reardon provides the Board with a thorough understanding of the business and strategic direction of the Corporation.

Stephen G. Oswald	Age 53	Director Since 2017	Term Expires 2020
President and Chief Executive Officer

Mr. Oswald has been the President and Chief Executive Officer since January 23, 2017. From 2012 to 2015, Mr. Oswald was Chief Executive Officer of Capital Safety Corporation, a manufacturer of fall protection, confined space, and rescue equipment. Prior to that, Mr. Oswald spent approximately 15 years in various leadership roles at United Technologies Corporation, including as President of the Hamilton Sundstrand Industrial division. As the current Chief Executive Officer and President of the Corporation, Mr. Oswald provides management’s perspective in board discussions about the business and strategic direction of the Corporation.

Richard A. Baldridge	Age 58	Director Since 2013	Term Expires 2020
President and Chief Operating Officer, ViaSat, Inc.

Mr. Baldridge is the President and Chief Operating Officer of ViaSat, Inc. Mr. Baldridge was previously the Executive Vice President and Chief Financial Officer of ViaSat, Inc. and a senior executive of Hughes Information Systems. As the President and Chief Operating Officer of a leading provider of satellite communications systems and services and secure networking systems, Mr. Baldridge contributes to the Board broad operational and financial experience and an understanding of the defense markets served by the Corporation’s business.

Board Committees: Audit and Corporate Governance and Nominating

Gregory S. Churchill	Age 59	Director Since 2013	Term Expires 2018
Retired Executive Vice President, International and Service Solutions, Rockwell Collins, Inc.

Mr. Churchill is the retired Executive Vice President, International and Service Solutions, of Rockwell Collins, Inc. Mr. Churchill was previously the Executive Vice President and Chief Operating Officer, Government Systems, and the Vice President and General Manager, Business and Regional Systems, of Rockwell Collins, Inc. As a senior executive of one of the premier communications and aviation electronics suppliers for commercial and military customers worldwide, Mr. Churchill brings to the Corporation a thorough understanding of key customers, as well as major defense and commercial aerospace electronics markets served by the Corporation’s business.

Board Committees: Compensation

Robert C. Ducommun	Age 65	Director Since 1985	Term Expires 2019
Business Advisor

Mr. Ducommun is a Business Advisor. Mr. Ducommun was previously the Chief Financial Officer for several private companies and a management consultant with McKinsey & Company. As a former management consultant and Chief Financial Officer, Mr. Ducommun brings to the Board substantial financial acumen and leadership in setting the strategic direction for the Corporation.

Board Committees: Corporate Governance and Nominating (Chairman) and Audit

Dean M. Flatt	Age 66	Director Since 2009	Term Expires 2019
Retired President, Defense & Space, Honeywell International, Inc.

Mr. Flatt is the retired President, Defense & Space of Honeywell International, Inc. Mr. Flatt was previously President, Aerospace Electronic Systems and President, Performance Materials of Honeywell International, Inc. Mr. Flatt is a Director of Curtiss-Wright Corporation. As the former President of several divisions of one of the world’s largest avionics manufacturers, Mr. Flatt contributes to the Board diverse operational experience and understanding of technologies relevant to the Corporation’s business.

Board Committees: Compensation (Chairman)

Jay L. Haberland	Age 66	Director Since 2009	Term Expires 2019
Retired Vice President, United Technologies Corporation

Mr. Haberland is the retired Vice President, Business Controls of United Technologies Corporation. Mr. Haberland was previously the Chief Financial Officer of Sikorsky Aircraft Corporation, a subsidiary of United Technologies Corporation, and Vice President, Controller and Chief Accounting Officer of United Technologies Corporation. Mr. Haberland is a Director of Wesco Aircraft Holdings, Inc. As the former Chief Financial Officer of one of the world’s largest helicopter manufacturers and the Chief Accounting Officer of a world-wide diversified manufacturer, Mr. Haberland is a certified public accountant and provides the Board with significant expertise in financial and accounting matters, as well as substantial international experience.

Board Committees: Audit (Chairman)

Robert D. Paulson	Age 71	Director Since 2003	Term Expires 2020
Chief Executive Officer, Aerostar Capital LLC

Mr. Paulson is the Chief Executive Officer of Aerostar Capital LLC, a private equity firm. Mr. Paulson has been a management consultant for the aerospace industry for over 30 years, and was previously a senior partner with McKinsey & Company. Mr. Paulson is a Director of Wesco Aircraft Holdings, Inc. As a long-time consultant and investor in the aerospace industry, Mr. Paulson contributes to the Board substantial experience in developing and executing business strategies, as well as experience in the acquisition of businesses.

Board Committees: Compensation and Corporate Governance and Nominating

Lead Director

The Board of Directors met seven times in 2016. All incumbent directors attended seventy-five percent or more of the meetings of the Board of Directors and Committees of the Board which were held while they were a director during 2016. The Corporation strongly encourages all directors to attend the Annual Meeting of Shareholders, and all of the directors attended the 2015 Annual Meeting of Shareholders. The Corporation has instituted a policy of holding regularly scheduled executive sessions of non-management directors to follow each regularly scheduled meeting of the full Board of Directors. Additional executive sessions of non-management directors may be held from time to time as required. The director serving as the presiding director during executive sessions currently is Mr. Paulson, the lead director of the Board of Directors.

Each of the persons named above, except for Mr. Oswald, was elected by the shareholders at a prior annual meeting. The Board of Directors has determined that Messrs. Baldridge, Churchill, Ducommun, Flatt, Haberland and Paulson do not have any relationship with the Corporation other than in connection with their service as directors and meet the independence standards of the New York Stock Exchange’s listing standards.

COMPENSATION OF DIRECTORS

Description of Director Compensation

Directors who are not employees of the Corporation or a subsidiary are paid an annual retainer and a fee for each meeting of a committee of the Board of Directors they attend as follows:

Board Retainer		Committee Chairman Retainer			Lead Director Retainer	Committee Meeting Fee
Cash	Stock-Based(1)	Audit	Compensation	Corp. Gov.
$50,000	$60,000	$12,500	$10,000	$7,500	$20,000	$1,750

(1)	Restricted stock units for a number of shares (rounded to the nearest 100 shares) equal to the stated dollar amount divided by the average closing price of the Corporation’s Common Stock on the New York Stock Exchange on the five trading days immediately preceding the date of grant.

Under the Directors Deferred Income and Retirement Plan, a director may elect to defer payment of all or part of his or her fees for service as a director until the director retires from service on the Board of Directors. Deferred directors’ fees may be notionally invested, at the election of the director, in a fixed interest account or a phantom stock account which tracks the Common Stock of the Corporation with dividends (if any), and will be paid with earnings thereon following the retirement of the director. Upon retirement, Mr. Ducommun will receive the annual retainer fee of $25,000, which was in effect in 2009, for life or for a period of years equal to his service as a director prior to 1997 (when the accrual of additional years of service was terminated), whichever is shorter, provided that he retires after the age of 65, and is not an employee of the Corporation when he retires.

2016 Director Compensation Table

The following table presents the compensation earned or paid by the Corporation to the non-employee directors for the year ended December 31, 2016.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Joseph C. Berenato	50,000	59,812	0	109,812
Richard A. Baldridge	67,500	59,812	0	127,312
Gregory S. Churchill	58,750	59,812	0	118,562
Robert C. Ducommun	75,000	59,812	11,988	146,800
Dean M. Flatt	68,750	59,812	0	128,562
Jay L. Haberland	78,250	59,812	0	138,062
Robert D. Paulson	80,500	59,812	0	140,312

(1)	At December 31, 2016, 3,800 restricted stock units were outstanding for each of Messrs. Baldridge, Berenato, Churchill, Ducommun, Flatt, Haberland and Paulson.
(2)	These amounts represent the aggregate grant date fair value of stock awards granted in 2016 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock awards are contained in footnote 11 to the Corporation’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	In 2016, each director was granted restricted stock units for 3,800 shares of Common Stock.

Director Stock Ownership Policy

The Board of Directors has adopted a stock ownership policy covering all non-employee directors. Under the policy, non-employee directors must acquire and hold shares of the Corporation’s common stock equal in value to at least three times the annual cash and stock retainer paid to all non-employee directors. Non-employee directors have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All directors are in compliance or have additional time in which to comply with the stock ownership guideline.

BOARD LEADERSHIP STRUCTURE

The Corporation’s Chief Executive Officer is Stephen G. Oswald and the Chairman of the Board is Anthony J. Reardon, the Corporation’s former Chief Executive Officer. Since January 23, 2017, the roles of Chairman of the Board and Chief Executive Officer have been divided in order to provide a transition in leadership. Mr. Reardon, who had been Chairman of the Board and Chief Executive Officer, resigned as an executive officer of the Corporation effective January 23, 2017, but continues to work full time as the Chairman of the Board. Mr. Oswald was elected Chief Executive Officer effective January 23, 2017, following the resignation of Mr. Reardon.

The Board of Directors believes that strong, independent leadership and oversight of management is an important component of an effective Board of Directors. In this regard, the Board has elected Robert D. Paulson as the independent lead director with leadership authority and responsibilities. Mr. Paulson, together with the other members of the Board of Directors, review the agenda for all Board meetings, and Mr. Paulson sets the agenda for and leads all executive sessions of the independent directors and provides consolidated feedback from those meetings to the Chairman and the Chief Executive Officer. The Board of Directors regularly meets in executive session without management present during each Board meeting and outside of regularly scheduled Board meetings on key issues as required. The lead director’s responsibilities and authority include:

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board of Directors at which the Chairman and the CEO are not present, including executive sessions of the independent directors;

•	setting the agenda for and leading non-management and independent director sessions held by the Board regularly, and briefing the Chairman and the CEO on any issues arising from those sessions;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the Chairman and the CEO and the independent directors;

•	advising on the flow of information sent to the Board of Directors, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders as appropriate.

The independent members of the Board of Directors have determined that having a separate Chairman and Chief Executive Officer will be the most effective in assuring an efficient transition of the duties of the Chief Executive Officer and provides a more efficient leadership structure for the Corporation when combined with an active lead director to assure the quality of the Corporation’s governance. In the future, however, the roles of Chairman and CEO may be filled by the same or different individuals. This flexibility allows the Board of Directors to determine the best governance structure for the Corporation based upon the Corporation’s needs and the Board of Directors’ assessment of the Corporation’s leadership from time to time. The Board of Directors periodically reviews the structure of Board and Corporation leadership as part of the succession planning process.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board of Directors oversees risk management as a whole and through its Committees. The Board regularly reviews information regarding, and risks associated with, the Corporation’s operations and liquidity.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board Committees also have responsibilities for risk management in certain areas. In particular, the Audit Committee reviews risks related to financial reporting and internal controls. The Audit Committee also, at least annually, reviews and assesses enterprise-wide risks and risk mitigation plans implemented by management. Management regularly reports on each such risk to the Audit Committee or the full Board of Directors, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board of Directors or the Audit Committee. The Compensation Committee reviews the Corporation’s overall compensation programs and their effectiveness in aligning executive pay with performance in the interests of shareholders. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board concerning the Corporation’s leadership structure and director independence.

The Compensation Committee reviews the risks associated with the Corporation’s compensation policies and practices for executive officers and employees generally. The Compensation Committee did not identify any risks arising from these policies and practices which are reasonably likely to have a material adverse effect on the Corporation. In the course of its review, the Compensation Committee considered various features of the compensation policies and practices that discourage excessive risk taking, including, but not limited to, the following:

•	An appropriate compensation philosophy based on peer group and other market compensation data,

•	An effective balance between cash and equity-based compensation,

•	An appropriate mix of short and longer-term performance measures,

•	Multi-year vesting of long-term stock compensation awards,

•	Stock ownership guidelines for key executive officers, and

•	Financial and non-financial performance measurements, together with Compensation Committee and management discretion to adjust compensation appropriately.

COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has standing Audit, Compensation, and Corporate Governance and Nominating Committees. The members of each of the Committees are listed above under “Directors’ Qualifications.”

The Audit Committee, which met formally eight times during 2016, oversees the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal audit function and the Corporation’s independent auditor. The Audit Committee is governed by a charter which was adopted by the Board of Directors, and which is attached to this Proxy Statement as Appendix A. The Corporation’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of the New York Stock Exchange’s listing standards. The Board of Directors has determined that Mr. Haberland, the Chairman of the Audit Committee, is an audit committee financial expert as such term is defined under the regulations of the Securities and Exchange Commission (“SEC”).

The Compensation Committee, which met formally five times during 2016, reviews and approves compensation for executive officers, grants stock options and other stock-based awards, administers stock option and stock-based award programs, reviews and recommends retirement plans, reviews and approves employment agreements and severance arrangements for executive officers, and oversees the evaluation of management of the Corporation. All of the members of the Compensation Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The Corporate Governance and Nominating Committee, which met formally one time during 2016, reviews and recommends to the Board of Directors the nominees for election as directors of the Corporation and oversees the corporate governance of the Corporation. All of the members of the Corporate Governance and Nominating Committee meet the independence standards of the New York Stock Exchange’s listing standards.

The charters of each of the committees of the Board of Directors and the Corporation’s Corporate Governance Guidelines are available on the Corporation’s website at www.ducommun.com and are available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Avenue, Carson, CA 90745-6209, Attn: Amy M. Paul, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, no member of the Compensation Committee of the Board of Directors was or had been an officer or employee of the Corporation, or had any relationship requiring disclosure hereunder. During 2016, no executive officer of the Corporation served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors or as a director of the Corporation.

NOMINATING PROCESS

The Corporate Governance and Nominating Committee will consider director candidates recommended by security holders of the Corporation, provided that any security holder recommending a director candidate must have beneficially owned more than five percent (5%) of the Corporation’s voting common stock continuously for at least one (1) year as of the date the recommendation is made and any such security holder may submit the name of only one person each year for consideration as a director candidate. All such security holders’ recommendations of director candidates must be submitted to the Secretary of the Corporation in writing no later than October 31 of the year preceding the annual meeting of shareholders, and must include (i) the full name, address and Social Security number of the director candidate recommended, (ii) the full name, address and taxpayer identification number of each of the security holders, and (iii) an affidavit of each of the security holders that they satisfy the minimum beneficial ownership of common stock requirements set forth above. The Corporate Governance and Nominating Committee considers and evaluates candidates recommended by security holders in the same manner that it considers and evaluates other director candidates.

The Corporate Governance and Nominating Committee believes that all Committee-recommended nominees for election as a director of the Corporation must, at a minimum, have (i) diverse expertise, business experience, sound judgment and a record of accomplishment in areas relevant to the Corporation’s business activities, (ii) unquestionable integrity, (iii) commitment to representing the interests of the Corporation’s shareholders, (iv) willingness to devote sufficient time, energy and attention to carrying out their duties and responsibilities effectively, and (v) willingness to serve on the Board for an extended period of time. In identifying candidates to serve on the Board of Directors, the Corporate Governance and Nominating Committee first determines the evolving needs of the Board of Directors, taking into account such factors as it deems appropriate, including the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail above under “Directors’ Qualifications.”

The Corporate Governance and Nominating Committee also believes that at least a majority, and preferably two-thirds, of the Corporation’s directors must be independent under the NYSE rules, and that at least one member of the Board of Directors must be an “audit committee financial expert” as defined by SEC rules. All persons to be considered for nomination as a director of the Corporation by the Corporate Governance and Nominating Committee must complete a questionnaire, provide such additional information as the Corporate Governance and Nominating Committee may request, and meet in person with directors of the Corporation.

SECURITY HOLDERS AND OTHER INTERESTED PARTIES

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Security holders and other interested parties may communicate with the Corporation’s Board of Directors in writing by mail, addressed to Board of Directors, Ducommun Incorporated, 23301 Wilmington Avenue, Carson, CA 90745-6209. Persons wishing to communicate with the Board of Directors should include their full name and address. Security holders and other interested parties wishing to communicate with the Board of Directors should also include the number of shares of common stock beneficially owned, and the name of the record holder of the common stock if different from themselves (e.g., the name of any broker or bank holding the stock). The Corporation intends to forward all communications from security holders and other interested parties in the manner described above to the Corporate Governance and Nominating Committee members, who will then determine whether the communications should be distributed to the entire Board of Directors of the Corporation. If the Board of Directors of the Corporation receives a substantial number of communications from security holders and other interested parties, the Corporate Governance and Nominating Committee may delegate to the general counsel of the Corporation the screening of these communications to remove solicitations and communications unrelated to the Corporation’s business. Should shareholders or other interested parties desire to communicate with the Corporation’s presiding director or non-management directors as a group, such communications should be addressed to either the presiding director or the non-management directors at the address set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s officers and directors, and persons who own more than 10% of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish copies of such forms to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, and on written representations that no Form 5’s were required, the Corporation believes that during its past year all of its officers, directors and greater than 10% owners complied with the filing requirements of Section 16(a) except that (i) Mr. Wampler failed to report timely his initial beneficial ownership of securities on one Form 3 that was subsequently filed, and (ii) Mr. Berenato failed to report timely one transaction and the nature of his beneficial ownership on one Form 4 that was subsequently filed.

CODE OF ETHICS

The Corporation has adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics, the text of each of which is posted on the Corporation’s website at www.ducommun.com and is available in writing upon the written request of any shareholder of the Corporation. Such requests should be addressed to Ducommun Incorporated, 23301 Wilmington Avenue, Carson, CA 90745-6209, Attn: Amy M. Paul, Secretary.

EXECUTIVE OFFICERS

Anthony J. Reardon	Age 66

Mr. Reardon has served as Chairman of the Board since 2012. For additional information on Mr. Reardon, see ITEM 1: ELECTION OF DIRECTORS, “Directors’ Qualifications” on page 3.

Stephen G. Oswald	Age 53

Mr. Oswald has served as Chief Executive Officer and President since January 23, 2017. For additional information on Mr. Oswald, see ITEM 1: ELECTION OF DIRECTORS, “Directors’ Qualifications” on page 3.

Douglas L. Groves	Age 55

Mr. Groves has served as Vice President, Chief Financial Officer and Treasurer since 2016. Mr. Groves was Vice President and Chief Accounting Officer from 2013 to 2015. Mr. Groves was previously Corporate Vice President and Chief Information Officer of Beckman Coulter, Inc., and prior to that was Vice President of Finance for the North American operations of Beckman Coulter, Inc.

James S. Heiser	Age 60

Mr. Heiser is expected to retire on March 31, 2017. Mr. Heiser served as Vice President since 1990, General Counsel since 1988 and Secretary since 1987.

Kathryn M. Andrus	Age 48

Ms. Andrus has served as Vice President, Internal Audit since 2008. Ms. Andrus was previously Director of Internal Audit.

Amy M. Paul	Age 48

Ms. Paul has served as Vice President, Legal since January 23, 2017 and as Secretary since March 20, 2017. From 2008 to 2017, Ms. Paul was Vice President, General Counsel and Secretary of BakerCorp.

Jerry L. Redondo	Age 57

Mr. Redondo has served as Vice President, Operational Excellence since 2015. Mr. Redondo was Vice President, Operational Excellence for several of the Corporation’s subsidiaries from 2013 to 2015. Mr. Redondo was previously Group Vice President of Crane Aerospace & Electronics, Inc., and Director of Operations and Global Supply Chain of the Parker Aerospace Control Systems Division of Parker Hannifin Corporation.

Rosalie F. Rogers	Age 55

Ms. Rogers has served as Vice President and Chief Human Resources Officer since 2015. Ms. Rogers was previously Vice President, Human Resources from 2008 to 2015.

Christopher D. Wampler	Age 49

Mr. Wampler has served as Vice President and Chief Accounting Officer since 2016. Mr. Wampler was Vice President and Assistant Controller for several of the Corporation’s subsidiaries from 2013 to 2015. Mr. Wampler was previously the Controller of Just Fabulous, Inc., and a Division Controller for Regal Beloit Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below show the name and address of the beneficial owners, amount and nature of beneficial ownership and percentage ownership of persons or groups known by the Corporation to be the beneficial owners of 5% or more of the outstanding shares of Common Stock as of December 31, 2016 except for Mr. Ducommun who is shown as of March 13, 2017. The tables below also show the name, amount and nature of beneficial ownership and percentage ownership of each director and nominee for director, each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group as of March 13, 2017. Unless otherwise indicated, such shareholders have sole voting and investment power (or share such power with their spouse) with respect to the shares set forth in the tables. The Corporation knows of no contractual arrangements which may at a subsequent date result in a change in control of the Corporation.

For the purposes of the tables, beneficial ownership of shares has been determined in accordance with Rule 13d-3 of the SEC, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting or investment power with respect to such securities or has the right to acquire ownership thereof within 60 days. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements.

Security Ownership of Certain Beneficial Owners

Name and Address of Shareholders	Number of Shares		Percentage of Class
Robert C. Ducommun	585,379	(1)	5.2%
1155 Park Avenue New York, NY 10128

BlackRock, Inc	696,912	(2)	6.2%
55 E. 52nd St. New York, NY 10055

Dimensional Fund Advisors LP	941,768	(3)	8.3%
Building One 6300 Bee Cave Road Austin, TX 78746

Paradigm Capital Management, Inc	613,400	(4)	5.4%
Nine Elm Street Albany, NY 12207

RBC Global Asset Management (U.S.) Inc.	1,261,895	(5)	11.2%
50 South Fifth St., Suite 2350 Minneapolis, MN 55402

(1)	The number of shares includes (i) 50,000 shares held by a foundation of which Mr. Ducommun is an officer, as to which he disclaims any beneficial interest, (ii) 111,929 shares as to which Mr. Ducommun has been granted a proxy to exercise voting power by his sister, Electra D. de Peyster, (iii) a total of 2,050 shares owned by Mr. Ducommun’s wife and daughter, and (iv) 5,000 shares held in an IRA for the benefit of himself. Mr. Ducommun has sole voting and sole investment power as to 421,400 shares, shared voting power as to 111,929 shares and shared investment power as to 52,050 shares.
(2)	The information is based on a Schedule 13G filed with the SEC dated January 19, 2017. BlackRock, Inc. has sole voting power as to 682,707 shares and sole investment power as to 696,912 shares.
(3)	The information is based on a Schedule 13G filed with the SEC dated February 9, 2017. Dimensional Fund Advisors LP has sole voting power as to 906,446 shares and sole investment power as to 941,768 shares.
(4)	The information is based on Schedule 13G files with the SEC dated February 14, 2017.
(5)	The information is based on a Schedule 13G filed with the SEC dated February 10, 2017. RBC Global Asset Management (U.S.) Inc. has shared voting power as to 1,104,594 shares, and shared investment power as to 1,261,895 shares.

Security Ownership of Directors and Management

Percentage of Class	Number of Shares(1)(2)	Percentage of Class
Richard A. Baldridge	7,600	*
Joseph C. Berenato	48,523	*
Gregory S. Churchill	7,600	*
Robert C. Ducommun	585,379	5.2%
Dean M. Flatt	16,400	*
Jay L. Haberland	17,422	*
Stephen G. Oswald	0	*
Robert D. Paulson	41,067	*
Anthony J. Reardon	113,982	1.0%
Douglas L. Groves	28,618	*
James S. Heiser(3)	14,745	*
Jerry L. Redondo	7,894	*
Rosalie F. Rogers	30,850	*
All Directors and Executive Officers as a Group (16 persons)	933,402	8.2%

*	Less than one percent.
(1)	The number of shares includes the following shares that may be purchased within 60 days after March 13, 2017 by exercise of outstanding stock options: 18,500 by Mr. Reardon, 20,000 by Mr. Groves, 12,500 by Mr. Heiser, 6,250 by Mr. Redondo, 18,500 by Ms. Rogers, and 89,750 by all directors and executive officers as a group. The number of shares for Mr. Berenato includes 24,750 held in an IRA for the benefit of himself and 3,000 held in trust for the benefit of his daughter.
(2)	See the information set forth in Note 1 to the table under “Security Ownership of Certain Beneficial Owners.”
(3)	Mr. Heiser is expected to retire on March 31, 2017.

ITEM 2: ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the Corporation’s named executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals;

•	Recognize individual initiative and performance;

•	Assist the Corporation in attracting and retaining qualified executives; and

•	Create a pay-for-performance compensation approach to align executive interests with shareholder interests.

Our pay-for-performance compensation approach consists of a mix of shorter-term and longer-term incentive compensation, including annual cash bonuses, stock options vesting in annual increments over four years, and performance stock units vesting at the end of three-year performance periods. As a result of the emphasis on pay-for-performance, as reflected in the Summary Compensation Table and other tables below, in 2016:

•	Approximately 54% of actual total compensation for the chief executive officer was based on performance; and

•	Approximately 35-40% of actual total compensation of the other named executive officers, depending on position, was based on performance.

The actual percentage of total compensation of the named executive officers that was performance-based in 2016 was lower than the target percentage principally because cash bonuses awarded to the named executive officers for 2016 were lower than target.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 22 through 29, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our executive officers reported in this proxy statement has supported and contributed to the Corporation’s success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2017 Annual Meeting of Shareholders:

RESOLVED, that the shareholders of Ducommun Incorporated (the “Corporation”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program. At the 2011 Annual Meeting, the Company’s shareholders approved, on an advisory basis, that future advisory resolutions on the Corporation’s named executive officer compensation be conducted every year. The Company considered the outcome of this advisory vote and determined that the Company will conduct annual “say-on-pay” resolutions until the next advisory shareholder vote on this matter is required under Section 14A of the Exchange Act (which is occurring this year), or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interest of the Company’s shareholders. It is anticipated that the next advisory vote to approve named executive officer compensation will be conducted at the Company’s 2017 Annual Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ITEM 2.

ITEM 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on named executive compensation should occur every year, every two years or every three years.

We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results. Shareholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, once year or abstain. This advisory vote on the frequency of future advisory votes on named executive compensation is non-binding on the Board of Directors. Notwithstanding the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

The Board acknowledges that there are a number of points of view regarding the relative benefits of triennial and more frequent say-on-pay votes. Accordingly, the Board is not recommending that shareholders support any specific view and will consider the view of shareholders before making a determination.

COMPENSATION OF EXECUTIVE OFFICERS

2016 Compensation Discussion and Analysis

Overview

Compensation awarded to, earned by, or paid to the Corporation’s executive officers during 2016, who are listed in the tables below (the “named executive officers”), consisted principally of the following:

•	Salary paid on a bi-weekly basis,

•	Annual cash bonus usually paid shortly after the first quarter of the following year,

•	Nonqualified stock options, which are granted each year and vest over the subsequent four years,

•	Performance stock units, which are granted each year and vest based on the Corporation’s performance over the subsequent three-year performance period, and

•	Restricted stock units, which are granted each year and vest over the subsequent three years.

The Corporation’s financial performance was the most significant factor affecting compensation of the named executive officers in 2016. Such performance affected compensation as follows:

•

Annual cash bonuses were awarded under the 2016 Bonus Plan in recognition of: (i) operating income, as adjusted, approximately equaling the minimum in the 2016 Bonus Plan, and (ii) cash flow from operations, as adjusted, exceeding the target in the 2016 Bonus Plan. Actual and target net sales, adjusted operating income and adjusted cash flow from operations, were as follows for purposes of the 2016 Bonus Plan:

	(in $ millions) 2016 Bonus Plan
	Target	Actual
Net Sales(1)	572	541
Operating Income (as adjusted)(2)	35.9	29.6
Cash Flow from Operations (as adjusted)(3)	42.0	44.0

(1)	Target and Actual 2016 Net Sales are net of divestiture related sales.
(2)	Actual 2016 operating income was adjusted to add back $1.0 million of executive transition and other non-recurring expenses.
(3)	Actual 2016 cash flow from operations was adjusted for the same items as operating income, net of taxes.

•

Performance stock units vested with respect to the three-year performance period from January 1, 2014 to December 31, 2016 at approximately 87% of target in recognition that (i) the Corporation achieved the maximum for both diluted earnings per share and the leverage ratio in 2014 and (ii) the Corporation achieved above the threshold for diluted earnings per share and above the target for the leverage ratio in 2016.

The Corporation provided shareholders a “say-on-pay” advisory vote to approve its executive compensation in 2016, as required under Section 14A of the Exchange Act. At the 2016 Annual Meeting, shareholders expressed substantial support for the compensation of the Corporation’s named executive officers, with over 99% of the votes cast (excluding abstentions) in approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of the 2016 advisory vote in connection with its evaluation of the Company’s executive compensation programs more generally. Ultimately, the Compensation Committee did not make any material changes to the Company’s executive compensation program and policies as a result of the 2016 “say-on-pay” vote.

The Corporation has entered into key executive severance agreements with each of its executive officers. Compensation paid to executive officers other than salary, bonus and stock awards is not material. The Corporation generally does not provide any pension, profit sharing or other similar retirement benefits, or many of the executive perquisites typically provided by other companies to their senior executives.

Decisions relating to compensation of the Corporation’s executive officers generally are made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is an independent director of the Corporation.

Each element of compensation of the chief executive officer is set by the Compensation Committee. Each element of compensation of the other named executive officers is recommended by the chief executive officer and reviewed and approved by the Compensation Committee.

Compensation Objectives

The Corporation’s compensation programs are designed to provide competitive levels of compensation that relate pay to the achievement of the Corporation’s financial goals, recognize individual initiative and performance, and assist the Corporation in attracting and retaining qualified executives. The Corporation intends for overall compensation of the named executive officers to be at levels that are broadly competitive with other companies of similar size and complexity of operations.

The Corporation’s philosophy in the compensation of its named executive officers is oriented towards a pay-for-performance approach. In 2016, as reported in the Summary Compensation Table and other tables below, performance-based compensation (defined, for this purpose, as all compensation contingent on the achievement of performance goals and/or increases in the Corporation’s stock price), both at target and as actually paid, represented a significant percentage of the total compensation of each of the named executive officers:

Performance-Based Compensation as % of Total Compensation in 2016
	Actual	Target
Chief Executive Officer	~ 54%	~ 60%
Other Named Executive Officers	~ 35-40%	~ 35-45%

The actual percentage of total compensation of the named executive officers that was performance-based in 2016 was lower than the target percentage principally because cash bonuses awarded to the named executive officers for 2016 were lower than target.

Significant elements of total compensation of the named executive officers that are performance based are as follows:

•

Annual cash bonuses are designed to reward the achievement of annual financial goals. In particular, annual cash bonuses are based on the Corporation’s actual financial performance compared to targets for net sales, adjusted operating income and adjusted cash flow from operations, actual financial performance exceeding a minimum adjusted net income, and on the individual performance of the named executive officers.

•

Nonqualified stock options are designed to reward the achievement of long-term growth in the Corporation’s stock price. Nonqualified stock options are granted at 100% of the closing price of the Corporation’s stock on the New York Stock Exchange on the date of grant, and vest in annual increments over a period of four (4) years. Stock options will have value to the named executive officers only to the extent of any increase in the Corporation’s stock price over the price on the date of grant.

•

Performance stock units are designed to reward the achievement of long-term growth in the Corporation’s adjusted diluted earnings per share and long-term reduction in the Corporation’s leverage. Performance stock units generally vest at the end of the three-year performance period depending on the Corporation’s performance relative to the performance metrics.

The Corporation does not target any specific mix of cash versus non-cash compensation or immediate payout versus long-term compensation for its named executive officers. Instead, each element of compensation (salary, annual cash bonus and stock-based compensation) is paid or awarded in amounts which are each intended to be market competitive and consistent with the principles described above and internal pay equity within the Corporation.

Compensation Consultant and Benchmarking

The Compensation Committee retained Willis Towers Watson PLC (“Willis”), formerly known as Towers Watson, as an independent compensation consultant directly reporting to the Compensation Committee. Willis did not provide any other services to the Corporation in 2016 other than those services with respect to the amount and form of executive compensation provided to the Compensation Committee. The Compensation Committee has reviewed the independence of Willis and completed an assessment of any potential conflicts of interest raised by Willis’ work for the Compensation Committee by considering the following six factors and other factors it deemed relevant: (i) the provision of other services to the Corporation by Willis; (ii) the amount of fees received from the Corporation by Willis, as a percentage of the total revenue of Willis; (iii) the policies and procedures of Willis that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the relevant Willis consultants with a member of the Compensation Committee; (v) any Corporation stock owned by the Willis consultants; and (vi) any business or personal relationship of the Willis consultants or Willis with any of the Corporation’s executive officers, and concluded that Willis is independent and there are no such conflicts of interest.

The Compensation Committee generally has the compensation consultant prepare a formal executive compensation assessment every two years or more frequently in the event of any material change in the Corporation’s size, business or operations. For 2016, the Compensation Committee used as a baseline an executive compensation assessment prepared by Willis in late 2015 as described below. The Compensation Committee then made changes to the compensation of the named executive officers in 2016 to the extent described below.

In 2015, Willis assessed the Corporation’s executive compensation compared to a peer group and published compensation survey data, and made recommendations as appropriate for changes in the Corporation’s executive compensation program (“Willis’s compensation assessment”). The peer group consisted of fifteen (15) aerospace, defense and industrial companies selected by Willis and the Compensation Committee. The peer group companies had median annual sales of $1.2 billion and 25th percentile annual sales of $718 million in the most recent year as of the date of Willis’ compensation assessment. The Corporation’s annual sales were $666 million in 2015 at the time of Willis’ compensation assessment. As discussed below, the Corporation generally targets the 25th percentile of the peer group data in assessing and establishing compensation for the named executive officers. The 2015 peer group consisted specifically of the following:

• Aerojet Rocketdyne Holdings, Inc.(1)	• Kaman Corporation

• Astronics Corporation	• Kratos Defense & Security Solutions, Inc.

• Barnes Group Inc.	• LMI Aerospace, Inc.

• CIRCOR International, Inc.	• Sparton Corporation

• Cubic Corporation	• Sypris Solutions, Inc.

• Esterline Technologies Corporation	• Teledyne Technologies, Inc.

• Heico Corporation	• Transdigm Group, Inc.

• Hexcel Corporation

(1)	Formerly known as GenCorp Inc.

The peer group used in Willis’ compensation assessment in 2015 reflected no changes from the peer group used in the prior compensation assessment in 2014.

In addition, Willis’ compensation assessment compared the Corporation’s executive compensation to compensation survey data for general industry and manufacturing industry companies with annual revenues of approximately $750 million, based on the advice of Willis that such compensation survey data would provide a reasonable basis for benchmarking the Corporation’s executive compensation. The compensation survey data was gathered from the 2015 Top Management Compensation Survey – U.S., Durable Goods Manufacturing or Manufacturing data cuts, published by Towers Watson Data Services. Aggregate information from the compensation survey data was provided to the Compensation Committee, but the individual component companies included in the survey data were not disclosed to the Compensation Committee.

With respect to the chief executive officer, the chief financial officer and the general counsel, the Compensation Committee reviewed and continues to rely upon both the peer group data and the compensation survey data. With respect to the other executive officers, the number of positions in the peer group data was considered insufficient and the Compensation Committee relied (and continues to rely) to a greater extent on the compensation survey data included in Willis’ compensation assessment. In reviewing the peer group data and the compensation survey data, the Compensation Committee evaluated the relative percentile ranking of the chief executive officer and the other executive officers with respect to salary, total cash compensation, and total compensation. In connection with this evaluation, the Compensation Committee determined the appropriate levels of salary, total cash compensation and total compensation with reference to the 25th percentile of the peer group data (which had annual revenues of approximately $718 million) and the 50th percentile for the compensation survey data (which had annual revenues of approximately $750 million). The Compensation Committee also considers each named executive officer’s scope of responsibility, years of experience, demonstrated performance and marketability, and impact level within the Corporation relative to other executives in making compensation decisions.

Salaries

The Corporation pays salaries to its named executive officers in consideration of the performance of specific roles and responsibilities and competitive market practices. In establishing the salaries for the named executive officers in 2016, the Compensation Committee considered Willis’ compensation assessment of base salary levels which indicated that the base salary of the chief executive officer and the other named executive officers was generally consistent with the 25th percentile of the peer group data and the 50th percentile of the compensation survey data and that these companies were budgeting approximately 3% salary income for executive officers in 2016. Nevertheless, the Compensation Committee decided not to increase the base salary levels of any of the named executive officers in 2016, except for Mr. Groves, due to the Corporations’ poor financial performance in 2015. With respect to Mr. Groves, the Compensation Committee increased his salary in 2016 to $340,000 per year in view of his promotion to Chief Financial Officer of the Corporation effective January 1, 2016.

Annual Cash Bonuses

Annual cash bonuses are awarded based on the Corporation’s actual financial performance compared to targets (weighted 10% for net sales, 50% for adjusted operating income and 40% for adjusted cash flow from operations), and on the individual performance of named executive officers, provided that the Corporation exceeds an adjusted net income threshold. The Compensation Committee chose net sales, adjusted operating income and adjusted cash flow from operations as the performance targets because it believes that growth in these measures is essential to the Corporation’s objective to provide superior long-term total shareholder return. The Compensation Committee approves at the beginning of the year the thresholds, targets and maximums for the financial performance measures, the threshold for net income and the formula for funding the bonus pool. In 2016, the Compensation Committee adjusted the calculation of operating income and cash flow from operations, consistent with the terms of the 2016 Bonus Plan as described above.

Annual cash bonuses were targeted at 100% of salary for the chief executive officer, 50% of salary for the chief financial officer, 45% of salary for the general counsel and chief human resources officer, and 40% of salary for the other named executive officer. In establishing the annual cash bonus target amounts, the Compensation Committee considered the results of Willis’ compensation assessment which indicated that the Corporation’s annual cash bonus target percentages were meaningfully below the 25th percentile of the peer group data for the chief executive officer and the chief financial officer. Accordingly, the Compensation Committee determined to increase the target bonus percentage for the chief executive officer to 100% of salary (from 70% of salary in 2015) and the chief financial officer to 50% of salary (from 45% of salary in 2015).

Annual cash bonuses can range from zero to an upper limit of three times the targeted percentage of salary for each named executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which are lower or higher than the formula-based amounts, including awarding bonuses in excess of the maximum amounts based upon the subjective overall qualitative assessment of an individual’s performance and contributions during the year, the importance of the individual’s position within the Corporation, internal pay equity and retention considerations.

In 2016, the Corporation’s threshold for adjusted net income was $10 million, and the threshold, target and maximum performance goals for net sales, adjusted operating income and adjusted cash flow from operations for purposes of funding the 2016 bonus pool, and its actual net sales, adjusted operating income and adjusted cash flow from operations were as follows:

	($ millions)
	Weighting	Threshold	Target	Maximum	Actual
Net Sales(1)	10%	543	572	601	541
Operating Income (as adjusted)(2)	50%	28.7	35.9	43.1	29.6
Cash Flow from Operations (as adjusted)(3)	40%	31.0	42.0	50.4	44.0

(1)	Target and Actual 2016 Net Sales are net of divestiture related sales.
(2)	Actual 2016 operating income was adjusted to add back $1.0 million of executive transition and other non recurring expenses.
(3)	Actual 2016 cash flow from operations was adjusted for the same items as operating income, net of taxes.

Actual annual cash bonuses were awarded under the 2016 Bonus Plan in recognition of: (i) operating income, as adjusted, approximately equaling the minimum in the 2016 Bonus Plan, and (ii) cash flow from operations, as adjusted, exceeding the target in the 2016 Bonus Plan. No adjustments were made for individual performance.

Stock-Based Compensation

Stock-based compensation awards are granted annually to the named executive officers to attract, motivate and retain these employees. Stock options are performance-based since the stock options will have value to the named executive officers only to the extent of any increase in the Corporation’s stock price after the grant date. Performance stock units are performance-based since the performance stock units vest only if the Corporation achieves the specified performance metrics. Restricted stock units are used to provide a direct ownership interest in the Corporation and a long-term incentive for the named executive officers to remain in the employment of the Corporation. In addition, such awards align executive and shareholder interests as they increase in value with stock price appreciation.

The Compensation Committee intends for the preponderance of stock-based compensation to be tied to the long-term financial performance of the Corporation and its stock. Although individual stock-based compensation awards may vary, under current conditions, as a general guideline, the Compensation Committee makes awards so that the percentage of the total value of stock-based compensation each year is allocated approximately as follows:

	Percent of Total Dollar Value of Stock Based Compensation
	Stock Options	Performance Stock Units	Restricted Stock Units
Chief Executive Officer	25%	50%	25%
Other Named Executive Officers	30%	40%	30%

In determining the aggregate value of stock-based compensation awards to grant for 2016, the Compensation Committee considered the results of Willis’ compensation assessment as to the value of stock-based compensation awards provided at the 25th percentile of the peer group data and the 50th percentile of the compensation survey data. The Compensation Committee then awarded to the chief executive officer and the other named executive officers in 2016 a number of shares for each type of stock-based compensation award that was generally consistent with the recommendations of Willis as to value and the above chart as to mix of type of stock-based compensation awards. Such decisions were also made after taking into consideration the total stock-based compensation awards made by the Corporation and the number of shares available under the Corporation’s stock incentive plans.

The Compensation Committee has implemented a process whereby all stock-based compensation awards are awarded in March of each year, and stock-based compensation awards in 2016 were made consistent with this process. However, stock-based compensation awards may be made at other times in the event of the new hire of an executive officer or a special award to recognize individual performance.

Stock Options

The Compensation Committee establishes the meeting dates and grant dates for stock options and does not determine these dates based on knowledge of material nonpublic information or in response to the Corporation’s stock price. The Corporation granted stock options, which vest over a four-year period, to the named executive officers in 2016 to encourage the named executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Corporation’s stock price.

2016 Performance Stock Units

In 2016, performance stock units were awarded which will be earned and become vested based upon the achievement of specific annual performance targets over a three-year performance period (from January 1, 2016 to December 31, 2018). The performance stock units generally will vest at the end of the three-year performance period in amounts from 0% to 200% of the target units depending on the Corporation’s performance relative to two performance metrics during the performance period. These annual performance metrics, which are equally weighted, are: (i) the adjusted diluted earnings per share of the Corporation during each year of the performance period, and (ii) the leverage ratio of the Corporation at the end of each year of the performance period. The number of performance stock units that may vest based on the Corporation’s performance over the three-year performance period is equal to the sum of (i) the vesting percentage determined by reference to the table below with respect to the Corporation’s adjusted diluted earnings per share in each year of the performance period multiplied by the number of target performance stock units, plus (ii) the vesting percentage determined by reference to the table below with respect to the leverage ratio at the end of each year of the performance period multiplied by the target number of performance stock units. The leverage ratio is based on the Corporation’s net debt divided by adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) as defined in the performance stock unit agreements. The performance metrics for performance stock units awarded in 2016 are as follows:

	Adjusted Diluted Earnings Per Share (50% Weighting)			Vesting Percentage of Target Units for Each Year	Leverage Ratio (50% Weighting)			Vesting Percentage of Target Units for Each Year	Three-Year Total
	2016	2017	2018		2016	2017	2018
Threshold	$1.25	$1.25	$1.25	5%	3.40	3.15	2.90	5%	30%
Target	$1.33	$1.40	$1.49	16.666%	2.90	2.65	2.40	16.666%	100%
Maximum	$1.44	$1.65	$1.90	33.333%	2.50	2.25	2.00	33.333%	200%

In the event that the Corporation’s performance relative to the performance metrics falls between two of the data points listed in the table above, the percentage of target performance stock units that vest will be determined by linear interpolation between the two data points. The adjusted diluted earnings per share is calculated, as determined by the Compensation Committee, by adjusting diluted earnings per share for changes in accounting treatment, discontinued operations, to exclude gain or loss on the sale of any business or product line, any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), transaction-related expenses (including but not limited to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 805), debt refinancing costs and restructuring and other non-recurring expenses. Adjusted EBITDA is calculated, as determined by the Compensation Committee, by adding to net income depreciation and amortization, other non-cash charges (including goodwill and other asset impairment), interest expenses, income taxes, stock-based compensation, transaction-related expenses, debt refinancing costs, and restructuring and other non-recurring expenses.

The 2016 performance stock units were awarded to encourage the named executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in the Corporation’s stock price. The Compensation Committee chose diluted earnings per share as one of the performance metrics in order to tie executive compensation directly to the long-term growth in the earnings of the Corporation. The Compensation Committee chose the leverage ratio as the other performance metric in order to tie executive compensation directly to a reduction in the Corporation’s indebtedness and financial leverage.

2014 Performance Stock Units

The three-year performance period for performance stock units awarded in 2014 ended on December 31, 2016. The performance metrics, which were equally weighted, that were used for the performance stock units awarded in 2014 were the same metrics used for the performance stock units awarded in 2016. The threshold, target, and maximum performance levels for performance stock units awarded in 2014, and the actual performance in each of the years 2014-2016, were as follows:

	Adjusted Diluted Earnings Per Share (50% Weighting)			Vesting Percentage of Target Units for Each Year	Leverage Ratio (50% Weighting)			Vesting Percentage of Target Units for Each Year	Three-Year Total
	2014	2015	2016		2014	2015	2016
Threshold	$1.33	$1.33	$1.33	5%	3.75	3.50	3.25	5%	30%
Target	$1.41	$1.49	$1.58	16.666%	3.25	3.00	2.75	16.666%	100%
Maximum	$1.53	$1.76	$2.02	33.333%	2.90	2.60	2.35	33.333%	200%
Actual	$1.82	$(0.04)	$1.34		2.86	4.15	2.84		87%

Performance stock units vested with respect to the three-year performance period from January 1, 2014 to December 31, 2016 at approximately 87% of target in recognition that (i) the Corporation achieved the maximum for both diluted earnings per share and the leverage ratio in 2014 and (ii) the Corporation achieved above the threshold for diluted earnings per share and above the target for the leverage ratio in 2016

Restricted Stock Units

The Corporation awarded restricted stock units to the named executive officers in 2016 to provide a direct ownership interest in the Corporation and to reward the achievement of long-term growth in the Corporation’s stock. Restricted stock units, which vest one-third annually over a three-year period, also are intended to provide a long-term incentive for the named executive officers to remain in the employment of the Corporation.

Severance and Change in Control Agreements and Practices

The Corporation has entered into a key executive severance agreement with each of its executive officers. Key executive severance agreements are considered to be a necessary part of the process in the recruitment and retention of qualified executives. The Corporation does not provide gross-ups for taxes under the key executive severance agreements. The key executive severance agreements are used by the Corporation to allow its executives to focus on shareholder interests in considering strategic alternatives and to provide income protection for executives in the event of an involuntary termination of employment.

Clawback Policy

The Corporation has a clawback policy that applies in the event that the Board of Directors determines there has been a restatement due to material noncompliance with financial reporting requirements under the securities laws. If the Board of Directors determines that there has been such a restatement, the Board of Directors has the right, for the benefit of the Corporation, to recover all incentive payments and all vested performance-based equity awards made to executive officers who are found personally responsible for the material restatement, to the extent that such payments and vested awards were increased due to the inaccurate financial statements. The clawback policy applies to incentive payments and vested performance-based equity awards made to executive officers after October 28, 2016 during the three full years prior to the filing of the report with the SEC announcing the restatement.

Other Compensation

Other compensation and personal benefits paid or made available to the named executive officers is not material. The Corporation provides an automobile allowance to the named executive officers, which partially compensates them for the termination of the company car program a number of years ago. Medical, dental, life and other insurance benefits, and 401(k) matching contributions are provided to the named executive officers on a non-discriminatory basis with other employees of the Corporation.

Executive Officer Stock Ownership Policy

The Board of Directors has adopted a stock ownership policy covering certain executive officers of the Corporation. Under the policy, certain executive officers must acquire and hold shares of the Corporation’s stock equal in value to a multiple of their annual salary as follows:

Multiple of Salary
Chairman of the Board (if an employee)	3X
President and Chief Executive Officer	3X
Chief Operating Officer, Chief Financial Officer and General Counsel	1.5X

Executive officers have five years from the later of the adoption of the policy or their initial election to meet this stock ownership guideline. All officers are in compliance or have additional time in which to comply with the stock ownership guideline.

Tax Deductibility and Gross-Ups

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. The Compensation Committee generally seeks to qualify certain compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, the Compensation Committee may authorize compensation payments from time to time that do not comply with the exemptions in Section 162(m). In addition, the regulations governing Section 162(m) are complex and may change over time. Thus, there can be no guarantee that any compensation provided to a covered executive will actually be treated as performance-based compensation exempt from the $1 million limit.

In addition, the change in control provisions described in the section entitled “Severance and Change in Control Agreements and Practices” could subject an executive to an excise tax on an “excess parachute payment” under Internal Revenue Code Section 4999. The Corporation does not provide any gross-up to its executives for any excise tax due under this section of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors of the Corporation that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Corporation’s annual report on Form 10-K for the year ended December 31, 2016.

Submitted by the Compensation Committee,

Dean M. Flatt—Chairman

Gregory S. Churchill

Robert D. Paulson

2016 Summary Compensation Table

The Summary Compensation Table and the other tables which follow disclose (in accordance with SEC rules) the compensation for the years ended December 31, 2016, 2015 and 2014 awarded to, earned by or paid to all individuals serving as the Corporation’s chief executive officer and chief financial officer during 2016, and the other three most highly paid executive officers of the Corporation during 2016 (collectively, the “named executive officers”). Columns have been omitted from the tables when there has been no compensation awarded to, earned by or paid to any of the named executive officers required to be reported in that column in any year covered by the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony J. Reardon	2016	669,500	732,320	195,824	436,000	38,360	2,072,004
Chairman of the Board and Chief Executive Officer	2015	664,250	943,870	236,977	0	26,118	1,871,215
	2014	647,115	921,300	277,606	600,000	25,476	2,471,497

Douglas L. Groves(5)	2016	340,000	238,800	78,330	111,000	28,337	796,467
Vice President, Chief Financial Officer and Treasurer	2015	292,270	267,855	75,402	0	24,488	660,015
	2014	283,885	211,650	75,711	150,000	23,940	745,186

James S. Heiser	2016	358,849	206,960	65,275	105,000	25,086	761,170
Vice President, General Counsel and Secretary	2015	356,035	267,855	86,174	0	24,582	734,646
	2014	346,763	249,000	100,948	210,000	23,532	930,243

Jerry L. Redondo	2016	265,000	199,000	65,275	69,000	24,861	623,136
Vice President, Operational Excellence	2015	255,731	102,040	0	0	15,909	373,680
	2014	236,685	54,780	0	92,000	13,261	396,726

Rosalie F. Rogers	2016	265,101	199,000	65,275	78,000	24,100	631,476
Vice President and Chief Human Resources Officer	2015	260,000	267,855	86,174	0	22,187	636,276
	2014	244,554	211,650	75,711	135,000	23,253	690,168

(1)	These columns show the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The methodology and assumptions used in the valuation of stock option awards, performance stock units (“PSUs”) and restricted stock units (“RSUs”) are contained in footnote 11 to the Corporation’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Stock awards to the named executive officers consist of PSUs and RSUs in each year. The value of PSUs, which are subject to performance conditions, are shown in the table above based on the probable outcome of the performance conditions as of the grant date for the award. The following table shows the maximum values for the PSUs as of the grant date of the award:

Name	Year of Award	Maximum Performance Stock Unit Grant Date Fair Value ($)
Anthony J. Reardon	2016	955,200
	2015	1,275,500
	2014	1,245,000

Douglas L. Groves	2016	254,720
	2015	306,120
	2014	224,100

James S. Heiser	2016	191,040
	2015	306,120
	2014	298,800

Jerry L. Redondo	2016	191,040
	2015	0
	2014	0

Rosalie F. Rogers	2016	191,040
	2015	306,120
	2014	224,120

(3)	Non-equity incentive plan compensation was earned for each year ended and was paid in the first or second quarter of the following year.
(4)	The following table discloses each item included in the “All Other Compensation” column for 2016:

Name	Automobile Allowance ($)	Life Insurance Premiums ($)	Company Contributions to 401(k) Plan ($)	Total ($)
Anthony J. Reardon	17,136	13,274	7,950	38,360
Douglas L. Groves	17,136	3,251	7,950	28,337
James S. Heiser	17,136	0	7,950	25,086
Jerry L. Redondo	17,136	2,425	5,300	24,861
Rosalie F. Rogers	17,136	2,740	4,224	24,100

(5)	Mr. Groves became the Vice President, Chief Financial Officer and Treasurer of Corporation on January 1, 2016. He was the Vice President, Chief Accounting Officer and Controller in 2014 and 2015.

2016 Grants of Plan-Based Awards Table

The following table provides information on the 2016 Bonus Plan, the grant of nonqualified stock options and the award of performance stock units and restricted stock units to the named executive officers during 2016:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)(1)	Maximum ($)(1)(2)	Threshold (#)	Target (#)	Maximum (#)
Anthony J. Reardon
2016 Bonus Plan		0	669,500	2,008,500
Non-Qualified Stock Option	3/23/16								30,000	15.92	195,824
Performance Stock Units	3/23/16				0	30,000	60,000				477,600
Restricted Stock Units	3/23/16							16,000			254,720

Douglas L. Groves
2016 Bonus Plan		0	170,000	510,000
Non-Qualified Stock Option	3/23/16								12,000	15.92	78,330
Performance Stock Units	3/23/16				0	8,000	16,000				127,360
Restricted Stock Units	3/23/16							7,000			111,440

James S. Heiser
2016 Bonus Plan		0	161,482	484,446
Non-Qualified Stock Option	3/23/16								10,000	15.92	65,275
Performance Stock Units	3/23/16				0	6,000	12,000				95,520
Restricted Stock Units	3/23/16							7,000			111,440

Jerry L. Redondo
2016 Bonus Plan		0	104,000	312,000
Non-Qualified Stock Option	3/23/16								10,000	15.92	65,275
Performance Stock Units	3/23/16				0	6,000	12,000				95,520
Restricted Stock Units	3/23/16							6,500			103,480

Rosalie F. Rogers
2016 Bonus Plan		0	119,295	357,886
Non-Qualified Stock Option	3/23/16								10,000	15.92	65,275
Performance Stock Units	3/23/16				0	6,000	12,000				95,520
Restricted Stock Units	3/23/16							6,500			103,480

(1)	The target and maximum amounts of awards are based on the salary of each of the named executive officers at December 31, 2016.
(2)	The Compensation Committee, in its discretion, has the authority to approve payments under the 2016 Bonus Plan in excess of the maximum amounts.
(3)	The value of the performance stock units are shown based on the probable outcome of the performance conditions as of the date of grant for the awards.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table

The 2016 Bonus Plan. The 2016 Bonus Plan provides for annual cash bonus awards to be determined by the Compensation Committee with consideration given to the Corporation achieving pre-established levels of adjusted net sales, adjusted net income, adjusted operating income, and adjusted cash flow from operations, and on the individual performance of executive officers during the year ended December 31, 2016. Annual cash bonuses are targeted at 100% of salary for the chief executive officer, 50% of salary for the chief financial officer, 45% of salary for the general counsel and the chief human resources officer, and 40% of salary for the other named executive officer. Annual cash bonuses can range from zero to an upper limit of annual bonus eligibility of three times the targeted percentage of salary for each named executive officer. Although the annual cash bonus plan is formula-based, the Compensation Committee has the discretion to award bonuses which are lower or higher than the formula-based amounts, including awarding bonuses in excess of the maximum amounts. Subject to exceptions as determined by the Compensation Committee, a named executive officer must be employed by the Corporation or a subsidiary at the time of payment in order to be eligible to receive a bonus under the 2016 Bonus Plan.

Nonqualified Stock Options. Nonqualified stock options were granted to the named executive officers in 2016 at an exercise price equal to 100% of the closing price of the Corporation’s common stock on the date of grant. The stock options become exercisable in increments of 25% of the number of shares granted on the anniversary date of the date of grant so that all the options are fully exercisable on and after March 23, 2020. However, the stock options become fully exercisable immediately in the event of a change in control of the Corporation. The exercise price for the stock options may be paid by withholding of shares issuable under the option or delivery of already owned shares.

Performance Stock Units. Performance stock units were awarded to the named executive officers in 2016. The performance stock units generally vest at the end of the three-year performance period from January 1, 2016 to December 31, 2018 (the “Performance Period”) in amounts from 0% to 200% of the target units depending on the Corporation’s performance relative to two performance metrics during the Performance Period. The performance metrics, which are equally weighted, are: (i) the adjusted annual diluted earnings per share of the Corporation during each of the years in the Performance Period; and (ii) the leverage ratio at the end of each of the years in the Performance Period. Upon vesting, one share of Common Stock of the Corporation will be issued for each vested performance stock unit. In the event of a change in control of the Corporation, the target performance stock units will be deemed to have become fully vested immediately, provided, however, that the Compensation Committee may, in its discretion, increase (but not decrease) the number of performance stock units that are deemed to vest in the event of a change in control up to a maximum of 200% of the target performance stock units.

Restricted Stock Units. Restricted stock units were awarded to the named executive officers in 2016. The restricted stock units generally vest in increments of one-third of the number of shares awarded on each March 18 following the date of the award so that all the restricted units are fully vested on March 18, 2019. Upon vesting, one share of Common Stock of the Corporation will be issued for each vested restricted stock unit. In the event of a change in control of the Corporation, the restricted stock units will be deemed to have become fully vested immediately.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on unexercised stock options and unvested performance stock units and restricted stock units granted to the named executive officers that were outstanding on December 31, 2016:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony J. Reardon
Stock option granted 7/31/13	28,125	9,375	22.84	7/30/20
Stock option granted 3/18/14	11,000	11,000	24.90	3/17/21
Stock option granted 3/30/15	5,500	16,500	25.51	3/29/22
Stock option granted 3/23/16	0	30,000	15.92	3/22/23
Performance stock units granted 3/30/15							7,500	191,700
Performance stock units granted 3/23/16							9,000	230,040
Restricted stock units granted 3/18/14					4,000	102,240
Restricted stock units granted 3/30/15					8,000	204,480
Restricted stock units granted 3/23/16					16,000	408,960

Douglas L. Groves
Stock option granted 2/6/13	6,000	3,000	16.15	7/30/20
Stock option granted 3/18/14	3,000	3,000	24.90	3/17/21
Stock option granted 3/30/15	1,750	5,250	25.51	3/29/22
Stock option granted 3/23/16	0	12,000	15.92	3/22/23
Performance stock units granted 3/30/15							1,800	46,008
Performance stock units granted 3/23/16							2,400	61,344
Restricted stock units granted 3/18/14					1,334	34,097
Restricted stock units granted 3/30/15					3,000	76,680
Restricted stock units granted 3/23/16					7,000	178,920

James S. Heiser
Stock option granted 7/31/13	11,250	3,750	22.84	7/30/20
Stock option granted 3/18/14	4,000	4,000	24.90	3/17/21
Stock option granted 3/30/15	2,000	6,000	25.51	3/29/22
Stock option granted 3/23/16	0	10,000	15.92	3/22/23
Performance stock units 3/30/15							1,800	46,008
Performance stock units 3/23/16							1,800	46,008
Restricted stock units granted 3/18/14					1,334	34,097
Restricted stock units granted 3/30/15					3,000	76,680
Restricted stock units granted 3/23/16					7,000	178,920

Jerry L. Redondo
Stock option granted 7/31/13	3,750	1,250	22.84	7/30/20
Stock option granted 3/23/16	0	10,000	15.92	3/22/23
Performance stock units granted 3/23/16							1,800	46,008
Restricted stock units granted 3/18/14					734	18,761
Restricted stock units granted 3/30/15					2,667	68,169
Restricted stock units granted 3/23/16					6,500	166,140

Rosalie F. Rogers
Stock option granted 7/1/12	7,500	0	9.81	6/30/19
Stock option granted 7/31/13	0	3,750	22.84	7/30/20
Stock option granted 3/18/14	3,000	3,000	24.90	3/17/21
Stock option granted 3/30/15	2,000	6,000	25.51	3/29/22
Stock option granted 3/23/16	0	10,000	15.92	3/22/23
Performance stock units 3/30/15							1,800	46,008
Performance stock units 3/23/16							1,800	46,008
Restricted stock units granted 3/18/14					1,334	34,097
Restricted stock units granted 3/30/15					3,000	76,680
Restricted stock units granted 3/23/16					6,500	166,140

(1)	The unexercisable stock options become exercisable in increments on the anniversary date of the date of grant as follows: (i) for stock options granted in 2013, all become exercisable in 2017, (ii) for stock options granted in 2014, one-half become exercisable in each of 2017 and 2018, (iii) for stock options granted in 2015, one-third become exercisable in each of 2017, 2018 and 2019, and (iv) for stock options granted in 2016, one-fourth become exercisable in each of 2017, 2018, 2019, and 2020.

(2)	The unvested restricted stock units vest as follows: (i) with respect to the grants in 2014, all of the shares vest on March 18, 2017, (ii) with respect to the grants in 2015, one-half of the shares vest on each of March 18, 2017 and 2018, and (iii) with respect to the grants in 2016, one-third of the shares vest on each of March 18, 2017, 2018 and 2019.
(3)	Performance stock units are shown at the threshold number of shares (which is 30% of the target number of shares) and will vest if the performance conditions are met as follows: (i) grants in 2015 will vest, if at all, based on achievement of the performance metrics on December 31, 2017 and will be settled in the first quarter of 2018, and (ii) grants in 2016 will vest, if at all, based on achievement of the performance metrics on December 31, 2018 and will be settled in the first quarter of 2019.

2016 Option Exercises and Stock Vested Table

The following table provides information on the exercise of stock options and vesting of stock for the named executive officers during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anthony J. Reardon	38,000	549,200	28,104	442,769
Douglas L. Groves	0	0	5,872	94,235
James S. Heiser	10,625	127,694	7,429	118,271
Jerry L. Redondo	0	0	2,066	35,081
Rosalie F. Rogers	30,250	191,660	5,706	91,966

2016 Pension Benefits Table

The Corporation does not provide pension benefits to any of its named executive officers.

2016 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Corporation does not provide any nonqualified defined contribution or other nonqualified deferred compensation plans to any of its named executive officers.

Potential Payments Upon Termination or Change in Control

The Corporation has entered into key executive severance agreements with each of its executive officers. The key executive severance agreements provide that if a change in control of the Corporation occurs and there is qualifying termination of employment of the named executive officer within 3 months prior to or 24 months following the change in control of the Corporation, the named executive officer shall be entitled to receive payment in a single lump sum of an amount equal to 2 times the annual base salary of the executive officer prior to the change in control and 2 times the target annual bonus of the executive officer under the Corporation’s bonus plan in effect during the year prior to the change in control. Further, with respect to stock-based awards granted to such executive officers, (i) stock options become fully exercisable immediately, (ii) performance stock units become vested immediately based on the Corporation’s actual achievement of performance measures for periods through the date of termination of employment and at the target number of shares for periods after the date of termination of employment, and (iii) restricted stock units vest immediately.

As used herein, a change in control of the Corporation is deemed to have occurred in the event of certain tender offers, mergers or consolidations, the sale, exchange or transfer of substantially all of the assets of the Corporation, the acquisition by a person or group of certain percentages of the outstanding voting securities of the Corporation, the consummation of a plan of liquidation or dissolution of the Corporation, or certain changes in the members of the Board of Directors of the Company. The precise definition of a change in control is set forth in the key executive severance agreements which are included as an exhibit to the Corporation’s 2016 Annual Report on Form 10-K.

The key executive severance agreements also provide that if there is a qualifying termination of employment of the named executive officer at any time other than in connection with a change in control of the Corporation as described above, the named executive officer shall be entitled to receive payment of his or her full salary for a period of one year, payment of the amount of any bonus for a past year which has not yet been awarded or paid and continuation of benefits for a period of one year.

A qualifying termination of employment includes any termination of employment of a named executive officer other than a termination for cause, except for death, disability or retirement. Termination for cause is defined in the key executive severance agreements as termination of an executive’s employment by the Corporation upon (i) the willful and continued failure by the executive to substantially perform his or her duties with the Corporation other than any such failure resulting from his or her incapacity due to physical or mental illness, after a demand for substantial performance is delivered to the executive by the chief executive officer or the Compensation Committee which specifically identifies the manner in which the executive has not substantially performed his or her duties, or (ii) the willful engaging by the executive in misconduct which is materially injurious to the Company, monetarily or otherwise, and that constitutes on the part of the executive common law fraud or a felony. For purposes of this definition, no act or failure to act, on the executive’s part, is considered “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.

In the event of a change in the executive’s position or duties, a reduction in the executive’s salary as increased from time to time, a removal from eligibility to participate in the Corporation’s bonus plan and other events as described in the key executive severance agreements, then the executive shall have the right to treat such event as a termination of his or her employment by the Corporation without cause and to receive the payments and benefits described above.

If a change in control of the Corporation occurs and there is a qualifying termination of employment of a named executive officer within 3 months prior to or 24 months following the change in control of the Corporation, the named executive officer would receive the amounts in the table below in the column “Termination of Employment in Connection with Change in Control.” If there is a qualifying termination of employment of the named executive officer at any time other than as described in the preceding sentence, the named executive officer would receive the amounts in the table below in the column “Other Termination of Employment.”

Name	Benefit	Termination of Employment in Connection with Change in Control ($)	Other Termination of Employment
Anthony J. Reardon	Salary(1)	1,339,000	669,500
	Bonus	1,339,000	0
	Benefits	0	7,590
	Stock Options(2)	322,785	0
	Performance Stock Units(3)	1,192,809	0
	Restricted Stock Units(4)	715,680	0

	Total	4,909,274	677,090

Douglas L. Groves	Salary(1)	680,000	340,000
	Bonus	340,000	0
	Benefits	0	9,929
	Stock Options(2)	146,153	0
	Performance Stock Units(3)	306,720	0
	Restricted Stock Units(4)	289,697	0

	Total	1,762,570	349,929

James S. Heiser	Salary(1)	717,698	358,849
	Bonus	322,964	0
	Benefits	0	3,633
	Stock Options(2)	109,540	0
	Performance Stock Units(3)	255,600	0
	Restricted Stock Units(4)	289,697	0

	Total	1,695,499	362,482

Jerry L. Redondo	Salary(1)	520,000	260,000
	Bonus	208,000	0
	Benefits	0	18,749
	Stock Options(2)	99,800	0
	Performance Stock Units(3)	153,360	0
	Restricted Stock Units(4)	253,070	0

	Total	1,234,230	278,749

Rosalie F. Rogers	Salary(1)	530,202	265,101
	Bonus	238,591	0
	Benefits	0	11,192
	Stock Options(2)	108,880	0
	Performance Stock Units(3)	255,600	0
	Restricted Stock Units(4)	276,917	0

	Total	1,410,190	276,293

(1)	The amounts of salary continuation are based on the salary of each of the named executives at December 31, 2016.
(2)	The amounts for stock options are calculated based on the positive difference, if any, between the exercise prices of the unexercisable stock options held by the named executive officers on December 31, 2016 and the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2016 ($25.56).
(3)	The amounts for performance stock units (“PSUs”) are calculated based on the number of unvested PSUs and the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2016 ($25.56). The number of unvested PSUs has been calculated based on the Corporation’s actual achievement of performance measures for periods through year-end 2016 and at 100% of the target number of shares for periods after year-end 2016. PSUs granted in 2014 are not included since they are considered to be fully vested at December 31, 2016.
(4)	The amounts for restricted stock units (“RSUs”) are calculated based on the number of unvested RSUs and the closing price of the Corporation’s common stock on the New York Stock Exchange on the last trading day of 2016 ($25.56).

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Corporation’s financial statements and internal control over financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the internal control over financial reporting. The Corporation’s independent auditors are responsible for expressing opinions on the conformity of the audited financial statements to generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements and the Corporation’s internal control over financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communication with Audit Committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with them their independence from the Corporation and its management. The Audit Committee has considered whether the independent auditor’s provision of information technology services and other non-audit services to the Corporation is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Jay L. Haberland—Chairman

Richard A. Baldridge

Robert C. Ducommun

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

REPORTS

The Annual Report of the Corporation for the year ended December 31, 2016, describing the Corporation’s operations and including audited financial statements and information about the executive officers of the Corporation, has been mailed prior to or concurrently with this Proxy Statement. The Corporation will provide a copy of its most recent report to the SEC on Form 10-K upon the written request of any beneficial owner of the Corporation’s securities as of the Record Date for the Annual Meeting of Shareholders without charge except for the cost of reproducing Exhibits. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Avenue, Carson, California 90745-6209, Attn: Amy M. Paul, Secretary.

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Corporation has received contrary instructions from one or more of the shareholders. The Corporation will deliver promptly upon a written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. Such request should be addressed to Ducommun Incorporated, 23301 Wilmington Avenue, Carson, California 90745-6209, Attn: Amy

M. Paul, Secretary, or by telephone at (310) 513-7200. Shareholders sharing an address who prefer to receive separate copies of the Annual Report and Proxy Statement in the future should notify the Corporation at the address listed above. Shareholders sharing an address also may request delivery of a single copy of Annual Reports and/or Proxy Statements if they are receiving multiple copies of Annual Reports and/or Proxy Statements by notifying the Corporation at the address listed above.

MANAGEMENT’S REPORT ON INTERNAL CONTROL

Internal Control and Procedures

The Corporation identified and disclosed in the 2016 Annual Report on Form 10-K a material weakness in our internal control over financial reporting regarding not maintaining effective controls related to the quarterly and annual accounting and disclosures for income taxes. Specifically, the Corporation did not maintain effective controls related to the preparation, analysis and review of the income tax provision and significant income tax balance sheet accounts required to assess the accuracy and completeness of the income tax amounts reported within the consolidated financial statements and disclosures at period end. Although this material weakness did not result in a material misstatement of our historical financial statements, management determined that it was appropriate to revise our consolidated financial statements as of and for the year and quarter ended December 31, 2015 to correct for a $1.6 million error in income tax expense (benefit) and related deferred tax asset associated with the impairment of Structural Systems goodwill at December 31, 2015.

Remediation Activities

In order to address the material weakness related to income taxes first described in the Company’s 2014 Annual Report on Form 10-K, the Company implemented numerous control enhancements during 2015 including:

•	the engagement of third party tax advisors to assist with the Corporation’s methodology of estimating and reconciling tax entries;

•	new controls and improvements to existing controls over income tax accounting, including the reconciliation of current and deferred tax asset and liability accounts; and

•	hiring a new tax director and a tax manager, both of whom have significant skills and experience in preparing income tax provisions and disclosures in accordance with US GAAP.

While operating the improved controls to prepare and review the 2016 tax provision, management identified the $1.6 million error in the income tax expense (benefit) and related deferred tax asset associated with the goodwill described above. While management believes that the Corporation’s current internal control over financial reporting related to income taxes are adequately designed, the Corporation has determined that a sustained period of operating effectiveness is required in order to conclude that the controls are operating effectively.

The Corporation expects the remedial actions described above will have had sufficient time to function during 2017 to allow management to conclude that the material weakness has been satisfactorily remediated and that the controls implemented are operating effectively. However, the Corporation cannot make any assurances that such actions will be completed during 2017. Until the controls described above have had sufficient time for management to conclude that they are operating effectively, the material weakness described above will continue to exist.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Corporation’s independent registered public accounting firm selected for the current year, as well as for the year ended December 31, 2016, is PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, billed the Corporation for the following professional services rendered for the years ended December 31, 2016 and December 31, 2015:

	2016	2015
Audit Fees(1)	$2,119,015	$2,385,699
Audit-Related Fees	0	0
Tax Fees(2)	0	316,872
All Other Fees	5,100	5,100

Total	$2,124,115	2,707,671

(1)	Professional services rendered for the audit of the Corporation’s annual financial statements, review of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q, and services normally provided by the accountant in connection with statutory and regulatory filings for these years.
(2)	Professional services rendered for reviews of federal and state tax returns, and tax planning primarily related to research and development tax credits, foreign sales and sales and use tax.

Policy for Pre-Approval of Independent Accountant Services

For audit services, the independent accountant provides the Audit Committee with an engagement letter outlining the scope of audit services to be performed in connection with the year-end audit, the quarterly financial statement reviews for the three quarters of the following year, and other audit-related services (which are services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements) and the proposed audit service fees related thereto. If approved by the Audit Committee, this engagement letter is formally signed by the chairman of the Audit Committee acting on behalf of the Audit Committee.

For non-audit services, Corporation management submits to the Audit Committee for approval each year a schedule of non-audit services that it recommends the Audit Committee engage the independent accountant to provide in connection with the year-end audit and during the following year. The schedule includes a description of the planned non-audit services and an estimated budget for such services. To ensure the prompt handling of unexpected requirements, the Audit Committee has delegated to the chairman of the Audit Committee the authority to amend, supplement or modify the schedule of approved permissible non-audit services. The chairman of the Audit Committee reports any such actions taken to the Audit Committee at the next Audit Committee meeting.

The Audit Committee pre-approved 100% of the aggregate fees of the independent accountant for 2016 and 2015.

ITEM 4: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2017. The Board of Directors urges you to vote for ratification of that appointment. A representative of PricewaterhouseCoopers LLP plans to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

From time to time individual shareholders of the Corporation may submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in the Corporation’s annual proxy materials. All such written proposals must be received by the Secretary of the Corporation no later than December 1, 2017 and must comply with the SEC regulations, in order to be considered for inclusion in the Corporation’s 2018 proxy materials.

For business to be considered at the Corporation’s 2017 Annual Meeting of Shareholders, written proposals must be received by the Secretary of the Corporation no later than February 16, 2018.

OTHER BUSINESS

The Board of Directors does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, or any adjournment or postponement thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors

Amy M. Paul
Secretary

Carson, California

March 30, 2017

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Richard A. Baldridge	☐	☐	02 - Stephen G. Oswald	☐	☐	03 - Robert D. Paulson	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Advisory resolution on named executive compensation	☐	☐	☐	3. Advisory vote on the frequency of future advisory votes on named executive compensation	☐	☐	☐	☐

4. Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants	☐	☐	☐	5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02KKQC

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the 2016 Annual Report to Shareholders are available at:

www.edocumentview.com/dco

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ducommun Incorporated

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 3, 2017

The undersigned hereby appoints AMY M. PAUL and ROSE F. ROGERS, and each of them (with full power to act without the other), the agents and proxies of the undersigned, each with full power of substitution, to represent and to vote, as specified below, all of the shares of Common Stock of Ducommun Incorporated, a Delaware corporation, held of record by the undersigned on March 13, 2017, at the Annual Meeting of Shareholders to be held on May 3, 2017, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 4.

This proxy may be revoked at any time prior to the voting thereof. All other proxies heretofore given by the undersigned are hereby expressly revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)